Exhibit 10.26

Tullow Ghana Limited

Building 11

Chiswick Park

566 Chiswick High Road

London, UK

W4 5YS

Attention: Mr. Ian Springett

Anadarko WCTP Company

Anadarko Tower

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: Mr. Charles E. Provost, Jr.

4 May 2010

Agreement for the Construction, Installation, Lease, Operations and Maintenance of a Floating, Production, Storage and Off-Loading (FPSO) Facility for the Phase 1 Development for the Jubilee Field Unit between Jubilee Ghana MV 21 B.V., and Tullow Ghana Limited (the “Lease Agreement”)

We refer to: (1) the above-referenced Lease Agreement which Tullow Ghana Limited (“Tullow”) is entering into contemporaneously with this letter on behalf of the parties to the Unit Agreement (the “UUOA Parties”); and (2) the Advance Payments Agreement dated the same date as this letter between Jubilee Ghana MV 21 B.V., Modec, Inc., Tullow and Tullow Group Services Limited (the “AP Agreement”). Words and expressions used in this letter have the same meaning as set out in the Lease Agreement unless otherwise defined herein.

Each of Tullow and Anadarko (the “Block Partners”) have agreed to enter into this side letter and provide the undertakings set out herein in consideration of Kosmos Energy Ghana HC (‘Kosmos”) agreeing irrevocably to vote as a UUOA Party to approve Tullow, on behalf of the UUOA Parties, entering into the Lease Agreement and the AP Agreement in the form which has been approved by Kosmos on the date of this letter (but subject to there being no material change in circumstances, or any material event or any material information coming to the knowledge of Kosmos, after the date of this letter but prior to the vote under the UUOA, which would affect its interests in approving the Lease Agreement or the AP Agreement).

The Block Partners agree that, subject to the terms of this letter, in the event that Tullow is required by the terms of Clause 4.2 of the AP Agreement to purchase the FPSO Facility, then Kosmos may require the Block Partners to use their reasonable endeavours to enter into an FPSO lease agreement with Tullow on behalf of the UUOA Parties (the “Applicable Lease Agreement”) which is substantially on the terms of the Lease Agreement, provided that the Applicable Lease Agreement Lease Rates shall be no less than the Lease Rates applicable in the Lease Agreement at the relevant time, subject to such adjustments to the Lease Rates as the Block Partners may agree are necessary to ensure that the Block Partners receive additional compensation to ensure that such rates are properly and fully reflective of the risk profile assumed by the Block Partners under the Applicable Lease Agreement, are properly and fully reflective of the market conditions at that time and reflect the cost of any necessary debt or equity funding required by the Block Partners in relation thereto or any other commitments or liabilities which must be assumed by the Block Partners in entering into the Applicable Lease Agreement. Without limiting the foregoing, such adjustments shall also properly reflect the capital at risk of the Block Partners. Kosmos and the Block Partners agree to hold discussions

Kosmos Energy Ghana HC
c/o 8176 Park Lane, Suite 500 Dallas, Texas 75231 Phone 214-445-9600 Fax 214 363 9024

in good faith with a view to reaching agreement on the Lease Rates and such other reasonable amendments to the Applicable Lease Agreement as may be required in connection with the submission of the Applicable Lease Agreement to the UUOA Parties for approval.

The entry into the Applicable Lease Agreement between the Block Partners and the UUOA Parties shall be subject to the board approval of each Block Partner and Kosmos.

This letter will automatically terminate and be of no further force or effect upon a change of control of Kosmos. For this purpose, a “change of control” means, prior to an IPO, the shareholders in Kosmos on the date of this letter (and their respective affiliates) cease, directly or indirectly, to beneficially own at least 50.1% of the ordinary share capital carrying a right to vote in general meetings of Kosmos or, after an IPO, the shareholders in Kosmos on the date of this letter (and their respective affiliates) cease, directly or indirectly, to beneficially own at least 35% of the ordinary share capital carrying a right to vote in general meetings of Kosmos or, at any time, any person (together with persons with whom they act in concert) directly or indirectly, beneficially owns more of the ordinary share capital carrying a right to vote in general meetings of Kosmos than the shareholders in Kosmos on the date of this letter (and their respective affiliates).

This letter agreement shall be governed by and construed in accordance with English law. The parties irrevocably submit to the jurisdiction of the English courts and irrevocably waive any right to claim that such forum is inconvenient.

This letter may be executed in counterparts and each counterpart shall be deemed an original for all purposes; provided that no party shall be bound to this letter until all parties have executed a counterpart.

Please confirm your agreement with the foregoing by signing and returning a copy of this letter as set out below.

Yours faithfully,

For and on behalf of Kosmos Energy Ghana HC

/s/ Kosmos ENERGY GHANA HC

Acknowledged and agreed by Tullow Ghana Limited

Signed:	/s/ A. Graham Martin
Name:	A. Graham Martin
Date:	4 May 2010

Acknowledged and agreed by Anadarko WCTP Company

Signed:	/s/ ANDARKO WCTP COMPANY

Date:	3 May 2010